AGREEMENT TO EXCHANGE
SERIES A AND A-1 CONVERTIBLE PREFERRED STOCK FOR SERIES H

PREFERRED STOCK

THIS AGREEMENT (this “Agreement”), effective as of 3:02 p.m., July 2, 2019 (the “Effective Time”), by and between Fred Sacramone (“Holder”), and FTE Networks, Inc., a Nevada corporation (the “Company”).

RECITALS

WHEREAS, Holder owns Six Hundred Fifty (650) shares of Series A Convertible Preferred Stock, par value $0.01 per share of the Company and Ninety-Nine (99) shares of Series A-1 Convertible Preferred Stock, par value $0.01 per share of the Company (collectively, the “Series A Preferred Stock”); and

WHEREAS, Holder is willing to exchange the Series A Preferred Stock for Thirty Three (33) shares of the Company’s Series H Preferred Stock, par value $0.01 per share (the “Series H Preferred Stock”), and the Company is willing to exchange Holder’s Series A Preferred Stock for Thirty Three (33) shares of Series H Preferred Stock; and

WHEREAS, the Parties intend that the exchange of Series A Preferred Stock for Series H Preferred Stock contemplated by this Agreement shall qualify as a transaction in securities exempt from registration or qualification under section 4(a)(2) of the Securities Act of 1933, as amended, as in effect on the date of this Agreement (the “Securities Act”); and

WHEREAS, the Parties intend that the transaction contemplated by this Agreement shall constitute a tax free transaction pursuant to the Internal Revenue Code of 1986, as amended.

AGREEMENT

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein and intending to be legally bound, the parties agree as follows:

1.	Exchange. Each of the Company and Holder agrees that, on the date hereof, Holder shall transfer and assign to the Company Six Hundred Fifty (650) shares of Series A Convertible Preferred Stock of the Company and Ninety Nine (99) shares of Series A-1 Convertible Preferred Stock of the Company and the Company shall issue to Holder in exchange therefore Thirty Three (33) shares of Series H Preferred Stock. The exchange of the Series A Preferred Stock for the Series H Preferred Stock will be made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act.

2.	Representations and Warranties of Holder. Holder hereby represents and warrants to the Company that, as of the date of this Agreement:

2.1.	Holder has all requisite legal capacity to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of Holder and is enforceable according to its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors’ rights generally.

2.2.	Holder’s execution, delivery and performance of this Agreement do not contravene, conflict with, result in a breach of or constitute a default under any agreement to which Holder is a party.

2.3.	Holder has title to the Series A Preferred Stock free and clear of all encumbrances (other than federal and state securities laws). Holder has full right to assign, transfer, convey, and deliver the Series A Preferred Stock to Company as contemplated by this Agreement.

3.	Representations and Warranties of Company. Company hereby represents and warrants to Holder that, as of the date of this Agreement:

3.1.	The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business or properties of the Company and its subsidiaries taken as a whole.

3.2.	This Agreement and the transactions contemplated hereby have been duly and validly authorized by the Company. This Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors’ rights generally.

3.3.	The execution and delivery of this Agreement by the Company, and the consummation by the Company of the other transactions contemplated by this Agreement do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under (i) the articles of incorporation or by-laws of the Company, (ii) any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, (iii) any existing applicable law, rule, or regulation or any applicable decree, judgment, or (iv) any order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company or any of its properties or assets, except such conflict, breach or default which would not have a material adverse effect on the transactions contemplated herein. The Company is not in violation of any material laws, governmental orders, rules, regulations or ordinances to which its property, real, personal, mixed, tangible or intangible, or its businesses related to such properties, are subject.

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3.4.	No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market is required to be obtained by the Company for the exchange of the Series A Preferred Stock for the Series H Preferred Stock as contemplated by this Agreement, except such authorizations, approvals and consents that have been obtained. The Series H Preferred Stock, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be validly issued, and, based in part upon the representations of Holder in this Agreement, will be issued in compliance with all applicable U.S. federal and state securities laws.

3.5.	The Series H Preferred Stock have been properly and validly issued and are fully paid and non-assessable.

3.6.	Without the prior written consent of Holder, the Company will not authorize or issue any shares of Series H Preferred Stock to any person or entity other than Holder.

4.	The Investment Intent. Holder (i) understands that the Series H Preferred Stock to be received hereunder have not been, and will not be, registered under the Securities Act or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Series H Preferred Stock solely for his own account for investment purposes, and not with a view to the distribution thereof, (iii) is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act and is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Series H Preferred Stock, and (v) is able to bear the economic risk and lack of liquidity inherent in holding the Series H Preferred Stock. Transferor’s address set forth in the signature page to this Agreement is his current address, and his state of residence is the same state included in such address.

5.	Entire Agreement; Counterparts. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, if any, relating to such subject matter. This Agreement may be executed by the parties in multiple counterparts which may be delivered by fax or email and shall be effective as of the Effective Time when each party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each party. When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document.

6.	Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Nevada, all rights and remedies being governed by said laws.

7.	No Third Party Beneficiaries. This Agreement is not intended to confer any rights or remedies hereunder upon, and will not be enforceable by, any other person or entity, other than the parties to this Agreement.

Signature Page Follows

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

FRED SACRAMONE

/s/ Fred Sacramone
Fred Sacramone

FTE Networks, Inc.

/s/ Fred Sacramone
Fred Sacramone
Interim Chief Executive Officer

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